For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Appoints Mary Beth Higgins to Board of Trustees

WEST PALM BEACH, Fla., December 26, 2018- Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 137 hotels wholly or through joint ventures, today announced the appointment of Mary Beth Higgins to the company's board of trustees, effective immediately. Ms. Higgins will serve as an independent director.

Ms. Higgins currently serves as the interim Chief Financial Officer (CFO) and Chief Operating Officer of Affinity Gaming Inc., a nine casino multi-jurisdictional gaming company. In her current roles, she is responsible for the day to day operations of the casinos as well as all aspects of the Company’s accounting, finance and investor relation functions. Before joining Affinity, she served from 2017-2018 as CFO of VICI Properties, a REIT spin off from Caesars Entertainment, and prior to that as CFO for Caesars Entertainment Operating Company from 2014-2017. For the 17 years prior to that, Ms. Higgins served as CFO at companies such as Global Cash Access Holdings, Inc., Herbst Gaming, Inc., and Camco, Inc.

“Mary Beth brings tremendous financial acumen to the board given her outstanding track record serving as CFO over the past twenty years. Her experience as an executive with a REIT as well as other hospitality and gaming companies is a great fit for our board and we are very excited about her addition,” said Jeffrey H. Fisher, Chatham’s chief executive officer.

Ms. Higgins received her Bachelors of Science degree from the University of Southern California and her Masters of Business Administration from Memphis State University.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 137 hotels totaling 18,783 rooms/suites, comprised of 42 properties it wholly owns with an aggregate of 6,283 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

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